Exhibit 99.1

Contact:	Kelly Tacke
Executive Vice President
and Chief Financial Officer
(972) 991-2422

PALM HARBOR HOMES, INC. SECOND QUARTER FISCAL 2008

RESULTS INCLUDE NON-RECURRING, NON-CASH CHARGES OF $95.7 MILLION

DALLAS, Texas (October 16, 2007) — Palm Harbor Homes, Inc. (NASDAQ: PHHM) today reported financial results for the second quarter and first six months of fiscal 2008 ended September 28, 2007.

Net sales for the second quarter totaled $144.6 million compared with $179.4 million in the year-earlier period. Net loss for the second quarter of 2008 totaled $98.1 million, or ($4.29) per share, compared with net loss of $5.3 million, or ($0.23) per share, a year ago. These results include non-recurring, non-cash charges of $95.7 million, or $4.19 per share, related to the impairment of all of the Company’s previously recorded goodwill and the establishment of a valuation allowance against all of the Company’s net deferred tax assets. Excluding these non-recurring, non-cash charges, net loss for the second quarter of fiscal 2008 was ($0.10) per share.

Net sales for the first six months of fiscal 2008 were $287.9 million compared with $373.9 million in the year-earlier period. Net loss for the first half of fiscal 2008 totaled $102.3 million, or ($4.48) per share, compared with a net loss of $1.7 million, or ($0.08) per share, in the first half of fiscal 2007. Excluding the non-recurring, non-cash charges noted above, net loss for the first half of fiscal 2008 was ($0.29) per share.

Commenting on the results, Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Our results for the second quarter of fiscal 2008 were heavily influenced by difficult industry conditions in key markets. The traditional HUD-code manufacturing housing industry is down 23 percent through August, with the three important manufactured housing states of Florida, California and Arizona down a combined 45 percent. In spite of these conditions, we continued to demonstrate our ability to effectively manage our business with reduced operating costs and margin improvement compared with the prior year period.

“The recent fallout in the sub-prime mortgage market has created additional pressures as the number of defaults and repossessions continues to grow,” added Keener. “At the same time, appraisal values are declining with greater availability of lower priced site-built homes on the market. These factors are in turn affecting the demand for factory-built housing products. We remain focused on managing the aspects of our business that we can control – increasing revenues through our expanded product and marketing plans, reducing operating expenses and conserving cash – even if the overall direction of the industry does not improve. We have made considerable progress during the quarter with respect to our strategic initiatives to increase our market penetration. We are pleased with the favorable market response to our less expensive manufactured and modular products, introduced during the first quarter of fiscal 2008. As a result, factory backlogs are ahead of last year due to the planned expansion of our product lines to more attractive price points. The impact of both our new HUD-code products and our targeted multi-media advertising campaign is most evident in our Texas markets, where incoming orders have remained strong. Accordingly, we plan to re-open our second production line at the Company’s Austin, Texas, plant during the third fiscal quarter. Modular sales have been concentrated in the eastern half of the country and now account for 37 percent of total Company revenues. Overall, it is encouraging to see the results from our aggressive marketing efforts even in the face of a declining industry. As our initiatives continue to gain traction over the second half of fiscal 2008, we believe we can further increase our market share.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “Our financial condition is solid. As of September 28, 2007, we had $37.9 million in cash and cash equivalents. We have reduced our selling, general and operating expenses by approximately 14 percent through the first half of fiscal 2008. We will continue to pursue a conservative financial strategy that compliments our other strategic initiatives.”

A conference call regarding this release is scheduled for Wednesday, October 17, 2007, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operation

(Dollars in thousands, except earnings per share)

For the second quarter and six months ended September 28, 2007 and September 29, 2006

	Second Quarter Ended		Six Months Ended
	Sept. 28, 2007	Sept. 29, 2006	Sept. 28, 2007	Sept. 29, 2006
	(Unaudited)		(Unaudited)
Net sales	$144,639	$179,409	$287,933	$373,939
Cost of sales	108,151	138,784	217,044	281,826
Selling, general and administrative expenses	37,527	42,277	74,554	86,280
Goodwill impairment	78,506	—	78,506	—

Income (loss) from operations	(79,545)	(1,652)	(82,171)	5,833

Interest expense	(4,691)	(3,702)	(9,172)	(7,124)
Equity in loss of limited partnership and impairment charges	—	(4,535)	—	(4,709)
Interest income and other	1,456	1,092	2,496	2,296

Loss before income taxes	(82,780)	(8,797)	(88,847)	(3,704)
Income tax benefit (expense)	(15,317)	3,518	(13,501)	1,981

Net loss	$(98,097)	$(5,279)	$(102,348)	$(1,723)

Net loss per common share – basic and diluted	$(4.29)	$(0.23)	$(4.48)	$(0.08)

Weighted average common shares outstanding – basic and diluted	22,852	22,831	22,852	22,831

Condensed Balance Sheets

(Dollars in thousands)

September 28, 2007 and March 30, 2007

	Sept. 28, 2007	March 30, 2007
	(Unaudited)
Total Assets:
Cash and cash equivalents	$37,924	$44,292
Trade receivables	41,369	33,978
Consumer loans receivable, net	250,684	228,289
Inventories	140,327	138,690
Property, plant and equipment, net	57,389	59,996
Other assets	62,048	169,877

Total assets	$589,741	$675,122

Total Liabilities and Shareholders’ Equity:
Accounts payable and accrued liabilities	$106,474	$99,939
Floor plan payable	49,158	43,603
Convertible senior notes	75,000	75,000
Warehouse revolving debt	32,863	12,045
Securitized financings	178,389	194,405
Shareholders’ equity	147,857	250,130

Total liabilities and shareholders’ equity	$589,741	$675,122

PALM HARBOR HOMES, INC.

Quick Facts

	Second Quarter Ended		Six Months Ended
	Sept. 28, 2007	Sept. 29, 2006	Sept. 28, 2007	Sept. 29, 2006
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	107	117	107	116
Added	1	2	1	5
Closed	—	(8)	—	(10)

Ending	108	111	108	111

Factory-built homes sold through:
Company-owned superstores and builder locations	995	1,085	1,935	2,292
Independent dealers and builders	478	724	949	1,688

Total factory-built homes sold	1,473	1,809	2,884	3,980

Factory-built homes sold as:
Single-section	169	119	336	236
Multi-section	857	1,215	1,675	2,762
Modular	447	475	873	982

Total factory-built homes sold	1,473	1,809	2,884	3,980

Average sales prices:
Manufactured housing – retail	$74,000	$82,000	$75,000	$79,000
Manufactured housing – wholesale	$65,000	$67,000	$63,000	$65,000
Modular housing – retail	$183,000	$162,000	$181,000	$162,000
Modular housing – wholesale	$78,000	$81,000	$79,000	$80,000

Homes produced	1,383	1,663	2,757	3,798
Internalization rate (manufactured and modular)	62%	59%	63%	57%

FINANCIAL SERVICES
Loan originations:
CPM	257	291	444	574
BSM	—	195	—	368

Insurance penetration:
Warranty	92%	92%	90%	92%
Physical damage	61%	60%	60%	60%